Exhibit 99.3

Array Technologies Signs Supply Agreement with Nucor Corporation

Agreement Creates Secure Steel Supply for Solar Development

Albuquerque, NM – Array Technologies (NASDAQ: ARRY) (“Array”), one of the world’s largest manufacturers of ground-mounted systems used in solar energy projects, today announced that Nucor Corporation (“Nucor”) has entered into an agreement with the company to produce certain components of its solar tracking system, as well as support the co-development of future components for Array’s next generation of products.

“As the largest recycler of steel in the U.S., Nucor is an ideal partner for Array. Nucor’s longstanding commitment to recycling as well as their efforts to source a portion of the power they use in their production process from renewable generation is consistent with Array’s corporate mission and values. As Array invests in innovation and develops technologies that will decrease installation time and bring down levelized cost of energy for our customers, we are proud to say that our products will be made with sustainably sourced materials,” said Jim Fusaro, Chief Executive Officer of Array Technologies.

Under the agreement, Nucor will supply Array with torque tubes and rolled steel for Array’s production of clamps, foundations and brackets, and other components.

Nucor processes approximately 20 million tons of scrap metal annually to produce new steel that is 100% recyclable at the end of its useful life. The company is also making the steel production process cleaner by investing in solar and other renewable energy sources. Last year, Nucor was the 7th largest corporate buyer of renewable energy in the U.S.

“We are honored to partner with the leading tracker company in the U.S., and we are excited about the role we can play supplying the sustainable steel needed for the energy transition,” said Dave Sumoski, Chief Operating Officer of Nucor Corporation. “Both Nucor and Array recognize that the transition to a clean energy future begins at home, and we’re honored to be both a supplier and a customer for the U.S. solar energy industry.”

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world's largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company's focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry's best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia. Contact us at arraytechinc.com or view our LinkedIn page.

About Nucor
Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward Looking Statements
This press release contains forward looking statements. These statements are not historical facts but rather are based on the Company’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward looking statements as a result of a number of factors.

Media Contact:
James McCusker
203-585-4750
jmccusker@soleburytrout.com

Investor Relations Contact:
505-437-0010
investors@arraytechinc.com